Exhibit 99.1

LIMITED BRANDS REPORTS FOURTH QUARTER AND

FULL YEAR 2007 EARNINGS

— PROVIDES FIRST QUARTER AND 2008 EARNINGS GUIDANCE —

— UPDATES FEBRUARY COMP GUIDANCE —

Columbus, Ohio, Feb. 27, 2008 — Limited Brands, Inc. (NYSE: LTD) today reported 2007 fourth quarter and full year results.

Fourth Quarter Results

Earnings per share for the 13-week fourth quarter ended Feb. 2, 2008, were $1.10 compared to $1.08 for the 14 weeks ended Feb. 3, 2007. Fourth quarter operating income was $621.4 million compared to $726.8 million last year, and net income was $388.6 million compared to $439.8 million last year.

The 2007 results contain certain significant items totaling $0.16 per share. These items include:

•	A pre-tax gain of $47.8 million, or $0.08 per share, related to the recognition of initial gift card breakage at Victoria’s Secret; and

•

A tax benefit of $28 million, or $0.08 per share, related to a decline in the Canadian federal tax rate, the finalization of income taxes related to the Express and Limited Stores divestitures, audit settlements and other items.

Excluding these items, fourth quarter earnings per share were $0.94 compared to $1.08 last year; operating income was $573.6 million compared to $726.8 million last year; and net income was $331.7 million compared to $439.8 million last year.

Comparable store sales for the 13 weeks ended Feb. 2, 2008, decreased 8% compared to the 13 weeks ended Feb. 3, 2007. Net sales were $3.276 billion (including $47.8 million related to the previously mentioned gift card breakage adjustment) for the 13 weeks ended Feb. 2, 2008, compared to $4.025 billion for the 14 weeks ended Feb. 3, 2007.

Full Year Results

Earnings per share for the 52-week year ended Feb. 2, 2008, were $1.89 compared to $1.68 for the 53 weeks ended Feb. 3, 2007. Operating income was $1.110 billion compared to $1.176 billion last year, and net income was $718.0 million compared to net income before cumulative effect of accounting changes of $675.0 million last year.

The 2007 results contain certain significant items, including:

•	A second quarter pre-tax gain of $302 million related to the divestiture of a 75% interest in Express to affiliates of Golden Gate Capital;

•	A second quarter pre-tax loss of $73 million related to the divestiture of a 75% interest in Limited Stores to affiliates of Sun Capital Partners;

•	A second quarter tax benefit of $39 million related to an adjustment to state net operating loss valuation allowances in connection with the divestiture of the apparel brands;

•	A second quarter pre-tax gain of $100 million related to the refinancing of Easton Town Center, in which the company has an investment interest, included in other income;

•

A second quarter pre-tax restructuring charge of $47 million for costs of disposing of non-core assets and severance related to the termination of approximately 10% of the company’s home office headcount;

•

A second quarter pre-tax gain of $17 million related to an interest rate hedge entered into in the first quarter in anticipation of the intended financing of the LaSenza acquisition, included in other income;

•	A third quarter pre-tax gain of $24.5 million related to asset sales;

•	A fourth quarter pre-tax gain of $47.8 million related to the recognition of initial gift card breakage at Victoria’s Secret; and

•

A fourth quarter tax benefit of $28 million related to a decline in the Canadian federal tax rate, the finalization of income taxes related to the Express and Limited Stores divestitures, audit settlements and other items.

The full-year earnings per share impact of the above items is $0.68. Excluding these items, earnings per share for the 52-week year ended Feb. 2, 2008, were $1.21 compared to $1.68 for the 53 weeks ended Feb. 3, 2007. Operating income was $861.0 million compared to $1.176 billion last year, and net income was $461.8 million compared to net income before cumulative effect of accounting changes of $675.0 million last year.

The company reported a comparable stores sales decrease of 2% for the 52 weeks ended Feb. 2, 2008, compared to the 52 weeks ended Feb. 3, 2007. Net sales were $10.134 billion (including $47.8 million related to the previously mentioned gift card breakage adjustment) for the 52 weeks ended Feb. 2, 2008, compared to $10.671 billion for the 53 weeks ended Feb. 3, 2007.

2007 net sales include Express sales through July 6, 2007, the closing date of the sale of a majority interest to affiliates of Golden Gate Capital, and Limited Stores sales through Aug. 3, 2007, the closing date of the transfer of a majority interest to affiliates of Sun Capital Partners.

2008 Outlook

The company stated that it now expects February comps in the negative low double digit range versus its previous guidance for negative mid to high single digit comps.

The company stated that it expects 2008 first quarter earnings per share to be $0.05 to $0.10 compared to $0.13 per share last year.

For 2008, the company expects earnings per share of $1.35 to $1.55.

Gift Cards

The company issues gift cards which contain no expiration date or inactivity fees. During the fourth quarter of 2007, the company recognized $47.8 million of revenue and operating income ($0.08 per share) related to gift card breakage at Victoria’s Secret. The amount of gift card breakage recognized was based upon analysis of historical redemption patterns and represents the remaining balance of gift cards for which the company believes the likelihood of redemption is remote. The fourth quarter of 2007 is the first period during which the company has recognized gift card breakage for Victoria’s Secret. Therefore, the amount recognized includes the breakage income related to gift cards sold since inception of the gift card program at Victoria’s Secret. The company began recognizing gift card breakage at Bath & Body Works in the fourth quarter of 2005.

Earnings Call Information

Limited Brands will conduct its fourth quarter earnings call at 9:00 a.m. Eastern time on Thursday, Feb. 28. To listen, call 1-877-601-1433 (International Dial-In Number: 1-630-395-0024). For an audio replay, call 1-800-337-6551, followed by the passcode LTD (583), (International Replay Number: 1-402-220-9656, passcode: LTD (or 583)) or log onto www.Limitedbrands.com. Additional fourth quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 2,926 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the Fourth quarter earnings call or made by the Company or management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the Fourth quarter earnings call or otherwise made by the Company or management: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of the Company’s business; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of the Company’s products and the Company’s ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance the Company’s brand image; risks associated with the Company’s ability to retain, hire and train key personnel and management; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner or meet quality standards; risks associated with the Company’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices, potential delays or disruptions in shipping and related pricing impacts and political issues and risks related to currency and exchange rates; risks associated with the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms; risks associated with labor shortages or increased labor costs; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time as well as the requirements the agreements related to such debt impose upon us; risks associated with the Company’s reliance on information technology, including risks related to the implementation of new information technology and distribution systems, including risks associated with our new Victoria’s Secret Direct distribution center; risks related to utilizing third parties to provide information technology services; risks associated with severe weather conditions, natural disasters or health hazards; risks associated with rising energy costs; and risks associated with independent licensees. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the Fourth quarter earnings call to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED FEBRUARY 2, 2008 AND

FOURTEEN WEEKS ENDED FEBRUARY 3, 2007

(Unaudited)

(In thousands except per share amounts)

	2007	2006
Net Sales	$3,276,181	$4,024,702
Gross Profit	1,303,821	1,612,245
General, Administrative and Store Operating Expenses	(682,377)	(885,425)

Operating Income	621,444	726,820
Interest Expense	(46,292)	(27,821)
Interest Income	5,510	4,419
Minority Interest	(112)	1,356
Other Income	10,006	1,004

Income Before Income Taxes	590,556	705,778
Provision for Income Taxes	202,000	266,000

Net Income	$388,556	$439,778

Net Income Per Diluted Share	$1.10	$1.08

Weighted Average Shares Outstanding	353,786	405,340

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FIFTY-TWO WEEKS ENDED FEBRUARY 2, 2008 AND

FIFTY-THREE WEEKS ENDED FEBRUARY 3, 2007

(Unaudited)

(In thousands except per share amounts)

	2007	2006
Net Sales	$10,134,205	$10,670,599
Gross Profit	3,542,169	4,013,512
General, Administrative and Store Operating Expenses	(2,661,748)	(2,837,427)
Gain on divestiture of Express	301,843	—
Loss on divestiture of Limited Stores	(72,308)	—

Operating Income	1,109,956	1,176,085
Interest Expense	(149,496)	(101,835)
Interest Income	17,976	25,010
Minority Interest	22,463	1,116
Other Income (Expense)	128,073	(3,327)

Income Before Income Taxes	1,128,972	1,097,049
Provision for Income Taxes	411,000	422,000

Income Before Cumulative Effect of Change in Accounting Principle	717,972	675,049
Cumulative Effect of Change in Accounting Principle (Net of tax of $445 in 2006)	—	696

Net Income	$717,972	$675,745

Net Income Per Diluted Share:
Income Before Cumulative Effect of Change in Accounting Principle	$1.89	$1.68
Cumulative Effect of Change in Accounting Principle	—	—

Net Income Per Diluted Share	$1.89	$1.68

Weighted Average Shares Outstanding	380,230	402,499